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Exhibit 2.2

EXHIBIT A TO CONTRIBUTION AGREEMENT

  Amended and Restated Limited Liability Company Agreement, dated as of [            ], 200    (this "Agreement"), of Valeritas LLC, a Delaware limited liability company (the "Company"), among the Company, Valeritas, Inc. (formerly Paramount Acquisition Corp.), a Delaware corporation ("Paramount"), BTI Tech, Inc., a Delaware Company ("BTI") and BioValve Technologies, Inc., a Delaware corporation ("BioValve").

INTRODUCTION

        The Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del C. §18-101 et seq. (the "LLCA") by the filing of a certificate of formation (the "Certificate of Formation") with the Office of the Secretary of State of the State of Delaware on August 2, 2006, and at such time the Company, BTI and BioValve entered into that certain Limited Liability Company Agreement, dated as of August [                ], 2006 (the "Original Agreement") of the Company. This Agreement amends and restates the Original Agreement in its entirety.

        Paramount, BioValve, BTI and the Company are parties to a Contribution Agreement, dated as of August [    ], 2006 (the "Contribution Agreement"), pursuant to which Paramount has agreed to contribute certain assets to the Company in exchange for Membership Interests in the form of Membership Units in the Company. Pursuant to the Contribution Agreement, Paramount, BTI and BioValve have agreed to enter into this Agreement to provide for, among other things, the admission of Paramount as a Member and to establish the respective rights and obligations of Paramount, BTI and BioValve with respect to the Company.

        The parties therefore agree as follows:

ARTICLE 1
 ORGANIZATIONAL AND OTHER MATTERS; MEMBERSHIP

        Section 1.1    Admission of Members.    Each of the Persons listed on Schedule I, by virtue of the execution of this Agreement, be and hereby is admitted as a Member of the Company. The rights and liabilities of the Members shall be as provided in the LLCA, except as is otherwise expressly provided herein.

        Section 1.2    Name.    The name of the Company shall be Valeritas LLC, and its business shall be conducted in such name with such variations and changes as the Board of Managers deems necessary or desirable.

        Section 1.3    Business Purpose.    The purpose of the Company is to engage in any lawful business, purpose or activity for which limited liability companies may be formed under the LLCA.

        Section 1.4    Offices.    The Company's principal office shall be located at [    ]. The Company may have other offices at such other places within or without the State of New Jersey as the Board of Managers from time to time may select.

        Section 1.5    Term.    The existence of the Company commenced on the date of the filing of the Certificate of Formation, and the term of the Company shall continue perpetually, or until the earlier dissolution of the Company in accordance with the provisions of Article 8 or as otherwise provided by Law.

        Section 1.6    Members.    The Members of the Company as of the date of this Agreement are Paramount, BTI and BioValve.

        Section 1.7    Rights and Powers of Members.    The Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way, except for the rights and powers of the Members specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the LLCA.

        Section 1.8    Member Voting Rights.    No Member has any voting or consenting right except with respect to those matters specifically reserved for a Member vote or consent which are set forth in this Agreement and as required by the LLCA. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given in person at a meeting by a duly authorized representative, in writing or by facsimile. Unless otherwise expressly provided in this Agreement, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent, may vote or consent upon any such matter and their vote or consent, as the case may be, shall be counted in the determination of whether the particular matter is approved by the Members. The Members shall be entitled to vote or consent in a manner consistent with their own interests when such interests are not, or may not be, consistent with the interests of the Company or the Members as a whole.

        Section 1.9    Members' Meetings.    A Members' meeting may be called by any Member for any matter that is appropriate for consideration at such meeting. Members' meetings shall be held from time to time, but no fewer than once in each calendar year.

        Section 1.10    Telephonic Meetings.    Members' meetings may be held through the use of conference telephone or similar communications equipment so long as all Persons participating in such Members' meetings can hear one another at the time of such Members' meeting. Participation in a Members' meeting via conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at the Members' meeting.

        Section 1.11    Notice of Meetings.    Written notice of each Members' meeting shall state the place, date and time of such Members' meeting, and the general nature of the business to be transacted. Notice shall be given in the manner prescribed in Section 11.1 not fewer than 10 days nor more than 60 days before the date thereof.

        Section 1.12    Waivers.    Notice of a Members' meeting need not be given to any Member who signs a waiver of notice, in person or by proxy, whether before or after the Members' meeting. The attendance of any Member at a Members' meeting, in person or by proxy, without protesting prior to the conclusion of such Members' meeting the lack of notice of such Members' meeting, shall constitute a waiver of notice by such Member, provided that such Member has been given an adequate opportunity at the meeting to protest such lack of notice.

        Section 1.13    Unanimous Member Consent.    No action may be taken by the Company (whether by the Board of Managers, or otherwise) in connection with any of the following matters without the unanimous consent of Paramount and BioValve:

        (a)   Acts in contravention of this Agreement;

        (b)   Except as set forth in Section 10.10, any transaction resulting in a Sale Event;

        (c)   Conversion of the Company into another form of entity;

        (d)   Voluntary bankruptcy of the Company;

        (e)   Any transaction to liquidate or dissolve the Company; or

        (f)    Any transfer by the Company, directly or indirectly, of (i) any Contributed Assets or (ii) any asset that was acquired by the Company in a transaction in which the tax basis of such asset was determined, in whole or in part, by reference to the tax basis of a Contributed Asset or an asset described in this clause (ii) in either case other than to an entity whose separate existence from the

Company is disregarded for U.S. federal income tax purposes or which is treated as a partnership for U.S. federal income tax purposes.

        Section 1.14    Proxies.    Every Member entitled to vote at a Members' meeting may authorize another Person or Persons to act for it by proxy. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable in writing at the pleasure of the Member executing it.

        Section 1.15    Written Consent.    Any action required or permitted to be taken at any Members' meeting may be taken without a meeting if all Members consent thereto in writing. Any such written consents shall be filed with the minutes of the proceedings.

        Section 1.16    Title to Company Property.    Legal title to all property of the Company shall be held, vested and conveyed in the name of the Company and no real or other property of the Company shall be deemed to be owned by the Members individually.

        Section 1.17    Business Transactions with Members and Managers.    Subject to the terms of this Agreement (including, but not limited to, Section 2.1(b)(iv)), in accordance with Section 18-107 of the LLCA, each of the Members and Managers may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company under the same terms as a Person who is not a Member or Manager and, subject to applicable Law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member or Manager.

        Section 1.18    Single Class of Interests.    Notwithstanding any other provision of this Agreement, all Membership Interests of the Members of the Company shall be a single class of interests for all purposes of this Agreement and the LLCA (including all voting provisions of the LLCA).

        Section 1.19    Power to Bind the Company.    No Member or Manager (acting in its capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board of Managers.

ARTICLE 2
 BOARD OF MANAGERS; POWERS

        Section 2.1    Board of Managers.    (a) Except as otherwise provided in this Agreement, the overall business, property and affairs of the Company shall be managed under the direction of a Board of Managers (the "Board of Managers" and each, a "Manager") appointed by the Members as provided in Section 2.1(c) below; provided, however, that the day-to-day operations of the Company shall be conducted and managed by the respective officers of the Company.

        (b)   Without limiting the generality of Section 2.1(a), the Board of Managers shall have the following powers that may, subject to any limitations set forth in this Agreement or the LLCA, be delegated to the officers of the Company:

          (i)    To set the overall policy and vision of the Company in accordance with this Agreement;

          (ii)   To adopt an annual budget for the Company (the "Budget");

          (iii)  To approve expenditures by the Company not provided for in the Budget in amounts in excess of $100,000 individually, and $1,000,000 in the aggregate, during any Fiscal Year;

          (iv)  To approve the issuance or incurrence of Debt by the Company that is inconsistent with the Budget;

          (v)   To approve any transaction between the Company and any Member or Affiliate of any Member; and

          (vi)  To do all such other acts as shall be authorized in this Agreement or by the Members in writing from time to time and to do all such other acts in connection with the Company that have not been delegated to other Persons.

        (c)   (i) The Board of Managers shall consist of seven Managers. Until the completion of the five-year period commencing on the date hereof, the Board of Managers shall initially consist of Robert Gonnelli, two Managers appointed by BioValve, two Managers appointed by Paramount (the two Managers appointed by Paramount and the two Managers appointed by BioValve pursuant to this Section 2.1(c)(i) shall be sometimes referred to herein as the "Appointed Managers"), and two independent Managers mutually chosen and agreed upon by Paramount and BioValve (the "Independent Managers"). Following the completion of such five-year period, the Board of Managers shall consist of (i) two Independent Managers (selected as described in the immediately preceding sentence) and (ii) five Managers who shall be appointed as follows: Paramount shall have the right to appoint that number of Managers equal to its Percentage Interest of such five Appointed Managers, rounded to the nearest whole number and BioValve shall have the right to appoint the balance of such five Managers; provided that until such time that BTI, BioValve and Robert Gonnelli together hold 15% or less of the Membership Units, BioValve shall have the right to appoint not less than one Manager.

          (ii)   Each Manager must be willing and able to serve on the board of directors of Paramount (if so requested by Paramount). If a Manager other than Robert Gonnelli (after being so requested) is unwilling or unable to serve on the Paramount board of directors, resigns from the Paramount board of directors or declines to stand for election or re-election to the Paramount board of directors, the Member that appointed such Manager (or Paramount and BioValve in the case of an Independent Manager) shall, at the request of Paramount, promptly remove and replace such Manager; provided that whether or not Robert Gonnelli may continue to serve as a Manager on the Board of Managers in such event shall be determined pursuant to the terms of Section 2.1(f).

          (iii)  Each Manager shall have one vote on all matters to be decided by the Board of Managers.

          (iv)  In addition to the Managers, each of Paramount and BioValve shall have the right to appoint one non-voting observer to the Board of Managers (an "Observer") who shall be entitled to attend the meetings of the Board of Managers. In no event shall an Observer be considered or deemed to be a "Manager" (as that term is used in this Agreement) and the Observers shall not have any right to vote on, consent to or otherwise approve any activity or policy of the Company or any activity or policy taken or adopted by the Members or the Board of Managers with respect to the Company.

        (d)   An Appointed Manager or Observer may be removed at any time, with or without cause, by the written notice of the Member that appointed such Appointed Manager or Observer, delivered to the Company, notifying of such removal and appointing the Person who shall fill the position of the removed Appointed Manager or Observer. An Independent Manager may be removed at any time, with or without cause, by a written notice executed by both Paramount and BioValve, delivered to the Company, notifying of such removal and appointing the Person who shall fill the position of the removed Independent Manager.

        (e)   In the event any Appointed Manager or Observer dies or is unwilling or unable to serve in the appointed capacity, the Member that appointed such Appointed Manager or Observer shall promptly appoint a successor to such Appointed Manager or Observer. In the event Robert Gonnelli dies or is unwilling to serve as a Manager, BioValve shall promptly appoint his successor. In the event any Independent Manager dies or is unwilling or unable to serve as a Manager, then Paramount and BioValve shall mutually choose and agree upon a successor to such Independent Manager.

        (f)    The Board of Managers shall have a Chairman (the "Chairman") who shall be appointed by BioValve. BioValve hereby appoints Robert Gonnelli as the initial Chairman of the Board of Managers; provided that if (i) Robert Gonnelli (after being so requested by Paramount) is unwilling to serve as Chairman of the Paramount board of directors, then Robert Gonnelli may no longer serve as Chairman, and (ii) if Robert Gonnelli (after being so requested by Paramount) is unwilling to serve as a director on the Paramount board of directors, resigns from the Paramount board of directors or declines to stand for election or re-election to the Paramount board of directors or if Robert Gonnelli's employment with the Company is properly terminated for "cause" (as defined in the then-current employment agreement between Robert Gonnelli and the Company), then Robert Gonnelli may no longer serve as the Chairman or as a Manager on the Board of Managers. For the purposes of this Section 2.1(f), the term "unwilling" shall be deemed to include being prevented from serving on the Paramount board of directors by anything within Robert Gonnelli's reasonable control.

        (g)   The Board of Managers shall hold regular meetings no less frequently than once every fiscal quarter and the Chairman shall establish meeting times, dates and places and adopt rules or procedures consistent with the terms of this Agreement. Unless otherwise approved by the Chairman, each regular meeting of the Board of Managers will be held at the Company's principal place of business.

        (h)   At all meetings of the Board of Managers, the presence of at least a majority of the Board of Managers (including, until the completion of the five-year period commencing on the date hereof, at least one Paramount Appointed Manager and one BioValve Appointed Manager) shall be necessary to constitute a quorum for the transaction of business. Except as otherwise provided in this Agreement, the Board of Managers shall act by the majority vote of the Managers at any meeting at which a quorum is present; provided, however, that the authorization of any contract or transaction between the Company and one or more of the Managers, or between the Company and any other Person in which one or more of the Managers, are directors or officers, or have a financial interests, shall require the affirmative votes of a majority of the disinterested Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may adjourn and reschedule the meeting to a date no earlier than five days thereafter with notice in accordance with Section 2.1(j).

        (i)    Written notice of each meeting of the Board of Managers shall state the place, date and time of such meeting, and the general nature of the business to be transacted. Notice shall be given in the manner prescribed in Section 11.1 not fewer than 10 days nor more than 60 days before the date thereof.

        (j)    Notice of a meeting of the Board of Managers need not be given to any Manager who signs a waiver of notice, in person or by proxy, whether before or after such meeting. The attendance of any Manager at a meeting of the Board of Managers, in person or by proxy, without protesting prior to the conclusion of such meeting the lack of notice of such meeting, shall constitute a waiver of notice by such Manager, provided that such Manager has been given an adequate opportunity at the meeting to protest such lack of notice.

        (k)   Special meetings of the Board of Managers may be called (i) by the Chairman or (ii) by any two other Managers. Notice of each special meeting shall be given to each Manager on the Board of Managers by telephone, telecopy or similar method (in each case, notice shall be given at least 72 hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least five days before the meeting), unless a longer notice period is established by the Board of Managers. Each such notice shall state (i) the time, date, place (which shall be at the principal office of the Company unless otherwise agreed to by all Managers) or other means of conducting such meeting and (ii) the purpose of the meeting to be so held. No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by the Managers.

        (l)    Meetings of the Board of Managers may be held through the use of conference telephone or similar communications equipment so long as all Persons participating in such meetings can hear one another at the time of such meetings. Participation in a meeting of the Board of Managers via conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at such meeting.

        (m)  Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all Managers consent thereto in writing. Any such written consents shall be filed with the minutes of the proceedings.

        Section 2.2    Compensation.    The Managers shall not be entitled to compensation for services rendered to the Company in their capacity as Managers.

        Section 2.3    Reimbursement of Expenses.    Except as otherwise set forth in the Contribution Agreement or any other Transaction Agreement, the Company shall pay, or reimburse each Member and Manager for its reasonable out-of-pocket costs, fees, and expenses reasonably paid or reasonably incurred by such Member or Manager for goods, materials, services, and activities acquired or used by or for the benefit of the Company, or performed or undertaken for the benefit of the Company in connection with its operations in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, the Company shall promptly pay, or promptly reimburse Paramount for, all costs, fees, and expenses paid or incurred by Paramount (and approved in good faith by the Paramount board of directors (either before or after the incurrence of such expenses)), in connection with (i) Paramount's ongoing compliance with its obligations under this Agreement, the other Transaction Agreements, and (ii) Paramount's ongoing compliance with the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, and any other applicable federal and state securities laws, rules and regulations and the rules and regulations of any securities exchange on which the securities of Paramount are listed or traded, provided that Paramount provides to the Board of Managers reasonable written documentary evidence of its incurrence of such costs, fess and expenses. Any payment to a Member pursuant to this Section 2.3 shall be treated as a payment to such Member not in its capacity as a Member of the Company for federal, state and local income tax purposes.

        Section 2.4    Duty of Care.    Except as otherwise provided in this Agreement, a Manager's duty of care in the discharge of its duties to the Company and the Members is limited to discharging its duties pursuant to this Agreement in good faith with the care a corporate director of like position would exercise in similar circumstances.

ARTICLE 3
 OFFICERS

        Section 3.1    Officers.    The Members hereby create the offices of a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and a Treasurer. In addition, the Board of Managers shall have the power to create such other officer positions with such powers as it deems appropriate as shall be determined by the Board of Managers consistent with the terms of this Agreement, including, without limitation, one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers. The officers of the Company shall have the power and authority to conduct the day-to-day operations of the Company. Each officer must be willing (at the request of Paramount) and able to serve as an officer of comparable position of Paramount for no additional compensation. If any such officer (after being so requested by Paramount) is unwilling or unable to serve as an officer of comparable position of Paramount or resigns as such an officer of Paramount, such person shall no longer be an officer of the Company.

        Section 3.2    Duties and Authority of Officers.

        (a)   Chief Executive Officer. The initial Chief Executive Officer of the Company shall be Robert Gonnelli. The Chief Executive Officer shall supervise the daily operations of the business of the Company, and shall report to the Board of Managers. Subject to the provisions of this Agreement and to the direction of the Board of Managers, he or she shall perform all duties which are commonly incident to the office of chief executive officer of a corporation organized under the Laws of the State of Delaware or which are delegated to him or her by the Board of Managers. To the fullest extent permitted by Law, he or she shall have power to sign all contracts and other instruments of the Company which are authorized, to make the expenditures provided for in the Budget and shall have general supervision and direction of all of the other officers, employees and agents of the Company. Without limiting the generality of the foregoing, the Chief Executive Officer shall have, subject to the limitations set forth in this Agreement or the LLCA the following powers that may, subject to any limitations set forth in this Agreement or the LLCA, be delegated by the Chief Executive Officer to the other officers of the Company:

          (i)    to approve and pay expenditures by the Company not provided for in the Budget in amounts up to $100,000 individually, and $1,000,000 in the aggregate during any Fiscal Year;

          (ii)   to approve the issuance or incurrence of Debt by the Company consistent with the Budget;

          (iii)  to pay all authorized amounts due and payable by the Company to any Person as authorized in a business plan or in a budget approved by the Members or the Board of Managers;

          (iv)  to pay any and all fees and to make any and all expenditures, not in excess of limitations provided in this Agreement or established from time to time by the Board of Managers, which are necessary or appropriate in connection with the organization of the Company, the conduct of the Company's business, and the carrying out of its obligations and responsibilities under this Agreement;

          (v)   to open and close bank accounts and safekeeping facilities, and open letters of credit and designate all attendant deposit and withdrawal procedures on behalf of the Company;

          (vi)  to the extent that funds of the Company are not immediately required for the conduct of the Company's business, temporarily to deposit the excess funds in a bank account or accounts, or invest such funds, subject to investment guidelines determined by the Board of Managers; and

          (vii) to take any other actions in the ordinary course of the business of the Company and to take any such other actions in connection with the Company as the Members or the Board of Managers may expressly delegate to the Chief Executive Officer.

        (b)    President.    The President shall have such powers and duties as may be delegated to him or her by the Board of Managers or the Chief Executive Officer. The President shall perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer's absence or disability.

        (c)    Vice President.    Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Managers or the Chief Executive Officer.

        (d)    Chief Financial Officer.    The Chief Financial Officer shall have responsibility for maintaining the financial records and accounting controls of the Company. He or she shall render from time to time an account of all such transactions and of the financial condition of the Company. The Chief Financial Officer shall also perform such other duties as the Board of Managers or the Chief Executive Officer may from time to time prescribe.

        (e)    Treasurer.    The Treasurer shall have the responsibility for investments and disbursement of the funds of the Company as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties as the Board of Managers or the Chief Executive Officer may from time to time prescribe.

        (f)    Secretary.    The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the Members and the Board of Managers. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Managers or the Chief Executive Officer may from time to time prescribe.

        (g)    Delegation of Authority.    The Chief Executive Officer may from time to time delegate the powers or duties of any officer to any other officers, notwithstanding any provision hereof.

ARTICLE 4
FINANCE AND CAPITAL

        Section 4.1    Capital Contributions.    The Members have made, on or prior to the date hereof, the capital contributions described in the Formation Agreement and the Contribution Agreement and have acquired the number of Membership Units as specified opposite their respective names on Schedule I. The number of Membership Units held by each Member is subject to adjustment pursuant to Article 10.

        Section 4.2    Additional Capital Contributions.    Except as set forth in Article 10, no Member shall be required or permitted to make additional capital contributions to the Company without the consent of all of the Members.

        Section 4.3    Members' Capital Accounts.    No Member shall have any right to withdraw any portion of its Capital Account, except as otherwise provided herein. For purposes hereof, "Capital Account" means the separate capital account maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b), as of any particular date. Each Member's initial Capital Account (as determined immediately after giving effect to the contributions described in the Contribution Agreement) is set forth on Schedule I, which initial Capital Accounts apply the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(d) and thereafter such Capital Accounts shall be adjusted as follows:

        (a)   The Capital Account of each Member shall be increased by:

          (i)    the amount of any Net Profits (and any items of income or gain), allocated on or after the date hereof to such Member;

          (ii)   the amount, if any, of any Company liabilities assumed by such Member or taken subject to or in connection with the distribution of property to such Member by the Company on or after the date hereof;

          (iii)  the amount of any cash contributed (or deemed contributed pursuant to Section 6.1(f), Section 10.3(c) or Section 10.4 hereof) by the Member to the Company; and

          (iv)  the Gross Asset Value of property contributed to the Company by such Member on or after the date hereof (other than contributions described in the Contribution Agreement).

        (b)   The Capital Account of each Member shall be decreased by:

          (i)    the amount of cash distributed to such Member by the Company on or after the date hereof (excluding, for the avoidance of doubt, the Closing Date Payment (as defined in the Contribution Agreement), the Warrant Milestone Payment and the Revenue Payment)

          (ii)   the amount of any Net Losses (and any items of deduction or loss) allocated to such Member on or after the date hereof;

          (iii)  the Gross Asset Value of any property distributed to such Member by the Company on or after the date hereof; and

          (iv)  the amount of any liabilities of such Member assumed by the Company or taken subject to or in connection with the contribution of property by such Member to the Company on or after the date hereof (other than liabilities assumed or taken subject to or in connection with as described in the Contribution Agreement).

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under Section 704(b) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations.

        Section 4.4    Profits/Losses.    (a) (i) Except as otherwise provided in this Agreement, the Net Profits of the Company (and items thereof) for each Accounting Period shall be allocated:

          (A)  first, except for any Net Profits resulting from any adjustment to the Gross Asset Value of Company assets pursuant to Section 10.1(e), 10.7(a), 10.8 and paragraph (ii) of the definition of "Gross Asset Value," to the extent that an amount of Net Losses previously allocated pursuant to Section 4.4(a)(ii)(A) and (C) exceeds aggregate Net Profits allocated pursuant to Section 4.4(a)(i)(A) and (C), to the Members in proportion to, and in an amount equal to, the unrecovered amount of such Net Loss (and, if there is an unrecovered Net Loss for more than one Accounting Period or that has been allocated pursuant to Section 4.4(a)(ii)(C) or Section 4.4(a)(ii)(A), then this Section 4.4(a)(i)(A) shall be applied first to the Net Losses arising in the most recent Accounting Period until that Net Loss is recovered fully, and thereafter successively to each preceding Accounting Period for which there is an unrecovered Net Loss, ending with the first such Accounting Period, in each case offsetting Net Losses allocated pursuant to Section 4.4(a)(ii)(C) before those allocated pursuant to Section 4.4(a)(ii)(A));

          (B)  second, to the Members an amount of any Net Profits resulting from any adjustment to the Gross Asset Value of Company assets pursuant to Sections 10.1(e), 10.7(a), 10.8 and paragraph (ii) of the definition of "Gross Asset Value," so that, to the extent possible, each Member's relative Capital Account corresponds with its Percentage Interest following the event causing the adjustment to Gross Asset Value; and

          (C)  third, to all of the Members on a pro rata basis in proportion to their respective Percentage Interests at the beginning of such Accounting Period.

          (ii)   Except as otherwise provided in this Agreement, Net Losses of the Company (and items thereof) for each Accounting Period shall be allocated:

          (A)  first, to the Members in proportion to the amounts equal to the aggregate Net Losses, if any, previously allocated pursuant to Section 4.4(a)(i)(C) for all prior Accounting Periods that exceeds the aggregate Net Losses previously allocated pursuant to this Section 7.1(a)(ii)(A) for all prior Accounting Periods;

          (B)  second, to the Members an amount of any Net Losses resulting from any adjustment to Gross Asset Value pursuant to Sections 10.1(e), 10.7(a), 10.8 and paragraph (ii) of the definition of "Gross Asset Value," so that, to the extent possible, each Member's relative Capital Account corresponds with its Percentage Interest following the event causing the adjustment to Gross Asset Value; and

          (C)  third, to all of the Members on a pro rata basis in proportion to their respective Percentage Interests at the beginning of the Accounting Period.

        (b)   If any Member Transfers all or any portion of its Membership Units during any Fiscal Year, Net Profits and Net Losses attributable to such transferred Membership Units for such Fiscal Year shall be apportioned between the transferor and the transferee or computed as to such Members on the basis of an interim closing of the books and records of the Company, provided in all events that any apportionment described above shall be permissible under the Code and applicable regulations thereunder.

        (c)   Tax credits, if any, shall be allocated among the Members in proportion to their Percentage Interests.

        (d)   When the Gross Asset Value of a Company asset differs from its basis for federal or other income tax purposes, solely for purposes of the relevant tax and not for purposes of computing Capital Account balances, income, gain, loss, deduction and credit with respect to such asset shall be allocated among the Members under the traditional method described in Treasury Regulation Section 1.704-3(b).

        (e)   All matters concerning the allocation of Net Profits and Net Losses (and items of income, gain, loss and deduction) among the Members, tax elections (except as may otherwise be required by the income tax Laws) and accounting procedures not expressly and specifically provided by the terms of this Agreement, shall be determined by the Board of Managers, and on a basis that is in conformity with the requirements imposed under Code Section 704 and the Treasury Regulations thereunder as equitably applied among the Members.

        (f)    Except for interest payable pursuant to Member loans permitted to be made hereunder, no interest shall be paid by the Company on capital contributions, balances in Member's Capital Accounts or any other funds contributed to the Company or distributed or distributable by the Company under this Agreement.

        (g)   (i)  Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Section 4.4, if there is a net decrease in Company Minimum Gain during any taxable period, each Member shall be specially allocated, before any allocations of Net Profits or Net Losses for such period, items of Company income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. This Section 4.4(f)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

          (ii)   Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Section 4.4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with

  Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 4.4(f)(ii) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

        (h)   Notwithstanding the allocations provided for in Section 4.4(a), (b), (c), (d) or (e), no allocation of an item of loss or deduction shall be made to a Member to the extent such allocation would cause or increase an Adjusted Capital Account Deficit for such Member as of the end of the taxable period to which such allocation relates and such losses or deductions shall be allocated to other Members in accordance with the positive balances in such Members' Capital Accounts so as to allocate the maximum permissible losses or deductions to each Member under Treasury Regulation 1.704-1(b)(2)(ii)(d). In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation under this sentence shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.4 have been tentatively made as if this sentence were in this Agreement.

        (i)    (i)  Nonrecourse Deductions for any taxable period shall be specially allocated to the Members in proportion to their respective Percentage Interests.

          (ii)   Any Member Nonrecourse Deductions for any taxable period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

        (j)    The allocations set forth in Sections 4.4, (g), (h), (i) and (k) (the "Regulatory Allocations") are intended to comply with certain requirements of Section 1.704-1(b) of the Treasury Regulations. The Regulatory Allocations shall be taken into account in allocating other Net Profits and Net Losses and items of income, gain, loss and deduction so that, to the extent possible, the net amount of such other allocations and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not been made.

        (k)   To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

        Section 4.5    Distributions.    (a) Except as otherwise required by Law or as provided in this Agreement, no Member shall have any right to withdraw any portion of its Capital Account without the consent of all the other Members.

        (b)   The Company shall distribute Distributable Cash to each Member in proportion to such Member's Percentage Interest, at such times and in such amounts as the Board of Managers may determine in its sole discretion.

        (c)   Notwithstanding the foregoing, if as a result of any Net Profits allocated to any Member, after giving effect to all cumulative Net Losses allocated to such Member available to such Member to offset any such Net Profits, such Member is obligated to pay any federal, state or local income taxes, then the Company shall distribute Distributable Cash as follows:

          (i)    within 10 days following the Board of Managers' receipt of written notice from such Member (the "Tax Distribution Member") stating that it requires funds to pay federal, state or local income taxes (taking into account any required estimated payments), the Board of Managers shall determine the amount of funds that such Member requires to pay such taxes, after giving effect to the amount of cumulative Net Losses then available to such Member (the "Tax Amount"); and

          (ii)   the Company shall distribute to such Member an amount equal to: (x) the Percentage Interest of such Member multiplied by a collective amount (the "Collective Amount") equal to (y) the Tax Amount divided by (z) the Percentage Interest of the Tax Distribution Member (expressed as a decimal). In the event that the Collective Amount distributable to all Members pursuant to the preceding sentence exceeds the amount of Distributable Cash, the amount otherwise distributable to each Member shall be multiplied by a fraction, the numerator of which shall be the Distributable Cash and the denominator of which shall be the Collective Amount. The Company shall make reasonable efforts to have the distribution under this provision made prior to the date that such Tax Amount is required to be paid.

        Section 4.6    Return of Contribution.    Except as required by the LLCA, no Member shall be personally liable for the return of any capital contribution, or any portion thereof, or the return of any additions to the Capital Accounts of the other Members, or any portion thereof, it being agreed that any return of capital as may be made at any time, or from time to time, shall be made solely from the assets of the Company, and only in accordance with the terms hereof.

        Section 4.7    Treatment of the Closing Date Payment.    The Company and the Members agree that the Paramount Cash Contribution shall be considered for federal, state and local income tax purposes as, in part, a contribution to a partnership in exchange for Membership Units and, in part, as a payment for the Membership Unit Warrants and the LLC Option. The Company and the Members further agree that the Closing Date Payment shall be considered for federal, state and local income tax purposes, as a purchase by Paramount from BioValve of Membership Units with a fair market value equal to the Closing Date Payment.

ARTICLE 5
ACCOUNTING, TAX AND REPORTING MATTERS

        Section 5.1    Books; Fiscal Year.    The Company shall maintain complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept in accordance with GAAP. Unless otherwise required by Law, the Company's accounting period for tax purposes shall be the Tax Year. The Company's accounting year for all other purposes shall be the Fiscal Year.

        Section 5.2    Reports.    The Company shall close the books of account after the close of each quarter in each Fiscal Year. The Company shall prepare and distribute to each Member a quarterly statement of such Member's distributive share of income and expense for income tax reporting purposes, as well as a report on sales, income, expenses and other reports in sufficient detail to permit each of Paramount and BioValve to report its respective share of income, expense and such other GAAP items as each of Paramount and BioValve may reasonably request. Such information shall be made available to each Member no later than 30 days after the end of each quarter and no later than March 15 of each Fiscal Year in respect of such Fiscal Year. After the end of each Fiscal Year, the Company shall send to each Member a report indicating such information with respect to the Member as is necessary for purposes of reporting such amounts for federal, state and local income tax purposes. The Company shall furnish to Paramount, in a timely manner, all necessary information (including financial statements) regarding the Company's business, operations, financial condition, results of operations, assets, liabilities and prospects in order for Paramount to comply with its reporting and filing obligations under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other applicable federal and state securities Laws, rules and regulations and the rules, regulations and listing requirements of any securities exchange or automated quotation system on which securities of Paramount are listed, traded or quoted. The Company acknowledges that, following the Closing, Paramount does not intend to employ any individual separate and apart from the employees of the Company and that if requested by Paramount (i) Paramount's principal office will be located at the principal office of the Company and (ii) the Company will provide Paramount with all services reasonably necessary for Paramount to comply with its obligations under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other applicable federal or state securities Law, and in each case the rules and regulations promulgated thereunder and the rules, regulations and listing requirements of any securities exchange or automated quotation system on which securities of Paramount are listed, traded or quoted and any other customary obligations of a publicly-traded company, in each case without any compensation or payment being paid to the Company.

        Section 5.3    Company Information.    Upon reasonable request, the Company shall supply to any Member information regarding the Company, its sales, receipts, payments, all accounting information and records as well as all activities of the Company. Each Member and its representatives shall have reasonable access during normal business hours to discuss the operations and business of the Company with employees or agents of the Company, and to inspect, audit or make copies of all books, records and other information relative to the operations and business of the Company at their own expense; provided, however, that each Member shall, and shall cause its Affiliates and Representatives to, preserve the confidentiality of such information.

        Section 5.4    Records; Internal Controls.    (a) The Company shall keep or cause to be kept appropriate books and records in accordance with the LLCA with respect to the Company's business, which books and records shall at all times be kept at the principal office of the Company. Without limiting the foregoing, the Company shall keep at its principal office the following:

          (i)    a current list of the full name and the last known street address of each Member;

          (ii)   a copy of the Certificate of Formation and this Agreement and all amendments thereto;

          (iii)  copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent Tax Years;

          (iv)  copies of the Company's financial statements, for the six most recent Fiscal Years; and

          (v)   such other documents with respect to the Company's business as may reasonably be required from time to time by the Board of Managers.

        (b)   The Company shall maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

        Section 5.5    Tax Returns.    The Members shall provide each other with copies of all correspondence or summaries or other communication with any taxing authority regarding any aspect of items of Company income, gain, loss or deduction and no Member shall enter into settlement negotiations with respect to the tax treatment of any Company item of income, gain, loss or deduction without first giving reasonable advance notice of such intended action to the other Members.

        Section 5.6    Tax Characterization.    It is intended that the Company be characterized and treated as a partnership for, and solely for, U.S. federal, state and local income tax purposes. For such purpose, (i) the Company shall be subject to all the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code, and (ii) all references to a "Partner," to "Partners" and to the "Partnership" in the provisions of the Code and Treasury Regulations cited in this Agreement shall be deemed to refer to a Member, Members and the Company, respectively.

        Section 5.7    Tax Matters Partner.    Pursuant to Code Section 6231(a)(7)(A), BioValve shall be the "Tax Matters Partner" of the Company for all purposes of the Code and any corresponding state or local statute. Each Member consents to such designation and agrees to take such further action as may be required, by regulation or otherwise, or as may be requested by any Member, to effectuate such designation. The Tax Matters Partner shall cooperate with the other Members and shall promptly provide the other Members with copies of notices or other materials from, and inform the other Members of discussions engaged in with, any taxing authority and shall provide the other Members with notice of all scheduled administrative proceedings, including meetings with agents, technical advice conferences and appellate hearings, as soon as possible after receiving notice of the scheduling of such proceedings. The Tax Matters Partner will schedule such proceedings only after consulting the other Members with a view to accommodating the reasonable convenience of both the Tax Matters Partner and the other Members. The Tax Matters Partner shall not agree to (i) extend the period of limitations for assessments; (ii) file a petition or complaint in any court; (iii) file a request for an administrative adjustment of partnership items after any return has been filed; or (iv) enter into any settlement agreement with respect to Company items of income, gain, loss or deduction except at the direction of the Board of Managers. The Tax Matters Partner may request extensions to file any tax return or statement without the written consent of, but shall so inform, the other Members. The provisions of this Agreement regarding the Company's tax returns shall survive the termination of the Company and the transfer of any Member's interest in the Company and shall remain in effect for the period of time necessary to resolve any and all matters regarding the taxation of the Company and items of Company income, gain, loss and deduction.

        Section 5.8    Tax Elections.    Except as provided in Section 4.4(c) hereof, the Board of Managers shall determine whether to make any available tax election; provided that the Company shall make an election under Section 754 of the Code for the Company's taxable year ending on the Closing Date (as defined in the Contribution Agreement).

        Section 5.9    Withholding.    Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board of Managers determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including any taxes required to be withheld by the Company pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Member shall be treated as having been distributed to such Member with subsequent distributions under this Agreement to take into account such deemed distribution treatment.

ARTICLE 6
REDEMPTION OF MEMBERSHIP UNITS; TRANSFERS; ADDITIONAL MEMBERS;
NONCOMPETITION; RESTRICTIONS ON PARAMOUNT

        Section 6.1    Redemption of Membership Units.    (a) Following the second anniversary of the date of this Agreement (the "Second Anniversary"), each Member (other than Paramount) may, at any time, and from time to time, require the Company to redeem (a "Redemption") all or any portion of such Member's Membership Units; provided, however, (i) following the date that is six months after the date hereof, BTI and BioValve may, at any time, and from time to time, require a Redemption of a number of Membership Units up to the excess of (1) 30% of the total Membership Units held by BioValve and BTI on the date hereof over (2) the number of Membership Units pledged as collateral by BioValve pursuant to Section 6.2 (including for this purpose any Membership Units that were pledged but have been foreclosed upon) during such period, (ii) following the first anniversary of the date of this Agreement, BTI and BioValve may, at any time, and from time to time, require a Redemption of a number of Membership Units up to the excess of (1) 35% of the total Membership Units held by BioValve and BTI on the date hereof lessthe number of Membership Units redeemed pursuant to clause (i) above over (2) the number of Membership Units pledged as collateral by BioValve pursuant to Section 6.2 (including for this purpose any Membership Units that were pledged but have been foreclosed upon) during such period, and (iii) BioValve and BTI may, in connection with a Sale Event, require Paramount to Redeem all or any portion of their Membership Units as a condition precedent to the consummation of any such Sale Event, which election may be made contingent upon the consummation of such Sale Event. Each Redemption shall be made by such Member's written notice (a "Redemption Notice") to the Company and Paramount (i) stating the number of Membership Units to be redeemed (the "Redeemed Units"), (ii) stating the date such Redemption shall be effective (the "Redemption Date"), which shall be at least three Business Days, but no more than 20 Business Days, following delivery of such Redemption Notice to Paramount and the Company and (iii) accompanied by the certificate or certificates representing the Redeemed Units (if any), together with such instruments of transfer, duly executed by such Member or such Member's duly authorized attorney, as are reasonably requested by the Company, and any required transfer tax stamps or funds therefor. Immediately prior to the effectiveness of a Redemption (x) Paramount shall contribute to the Company a number of duly authorized, validly issued, fully paid and non-assessable shares of Paramount Common Stock (the "Redemption Shares") equal to the number of the Redeemed Units and (y) in consideration of the issuance by Paramount of the Redemption Shares, the Company will issue to Paramount a number of Membership Units equal to the number of Redemption Shares. On the Redemption Date, such Member shall be entitled to receive the Redemption Shares in exchange for the Redeemed Units and Paramount shall deliver or cause to be delivered a certificate or certificates representing the Redemption Shares issued in the name of such Member.

        (b)   Each Redemption shall be deemed to have been effected immediately prior to the close of business on the Redemption Date and all rights of the Member as a holder of such Membership Units shall cease, and the person or persons in whose name or names the certificate or certificates representing the Redemption Shares are issued shall be treated for all purposes as having become the record holder or holders of such shares of Paramount Common Stock. Paramount shall issue certificates for Redemption Shares without charge to the holders of such Membership Units for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the Membership Units exchanged, then the person or persons requesting the issuance thereof shall pay to Paramount the amount of any stamp or other similar tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of Paramount that such tax has been paid or is not payable.

        (c)   The assignee of any Member may exercise the rights of such Member pursuant to this Section 6.1, and such Member shall be deemed to have assigned such rights to such assignee and shall be bound by the exercise of such rights by such Member's assignee. In connection with any exercise of such rights by such assignee on behalf of such Member, the Redemption Shares shall be issued by Paramount directly to such assignee and not to such Member; provided, however, that prior to such issuance, either (i) a registration statement under the Securities Act is in effect with respect to such issuance or (ii) such Member delivers an opinion of counsel to Paramount (which opinion is reasonably acceptable to Paramount) to the effect that no such registration is required.

        (d)   Notwithstanding anything in this Agreement to the contrary, if there shall have been a Change of Control and in connection therewith the stockholders of Paramount are obligated to accept cash and/or debt obligations in full or partial consideration (the "Transaction Consideration") for their shares of Paramount Common Stock, then each of BTI and BioValve, at its option, may elect to receive in exchange for its Membership Interests such portion of the Transaction Consideration that it would have received had its Membership Interests been redeemed and Redemption Shares been issued to it for such Membership Interests immediately prior to the effectiveness of such Change of Control.

        (e)   Notwithstanding anything in this Section 6.1 to the contrary, the Board of Managers may impose such limitations on any Redemption as it reasonably determines are necessary to prevent the treatment of the Company as a "publicly traded partnership" that is taxable as a corporation for federal income tax purposes; provided that no such limitations may restrict or impede a Redemption where the Redeemed Units represent either (x) in the aggregate more than 2% of the total interests in Company capital or profits (as determined in accordance with Treasury Regulations under Section 7704 of the Code) or (y) all of the Membership Interests of the Member requesting Redemption.

        (f)    In accordance with Section 1.1032-3 of the Treasury Regulations, the following shall be deemed to occur upon the contribution by Paramount to the Company of any Redemption Shares pursuant to this Section 6.1: (i) Paramount shall be deemed to contribute to the capital of the Company an amount of cash equal to the market price of the number of Redemption Shares so contributed on the Redemption Date and (ii) the Company shall be deemed to purchase from Paramount the Redemption Shares so contributed for an amount of cash equal to the amount of cash deemed contributed by Paramount to the Company.

        (g)   The Company will not take any of the actions referred to in the second sentence of ARTICLE FOURTH, Clause (e), of Paramount's Amended and Restated Certificate of Incorporation unless and until Paramount has obtained any required stockholder approvals in connection with the actions that it is required to take pursuant to such sentence.

        Section 6.2    Prohibition.    Except with respect to a Redemption pursuant to Section 6.1, no Member may Transfer all or any portion of its Membership Interests other than upon the unanimous written consent of the Members; provided, however, (a) following the date that is six months after the date hereof, each of BTI and BioValve may pledge at any time as collateral to a bank or other financial institution or lender in connection with obtaining any loan or other financing from such bank, financial institution or lender (including for this purpose any Membership Units that were pledged but have been foreclosed upon) up to the excess of (i) 30% of the total Membership Units held by BioValve and BTI on the date hereof over (ii) the number of Membership Units redeemed pursuant to Section 6.1 and (b) following the first anniversary of the date of this Agreement, each of BTI and BioValve may pledge at any time as collateral to a bank or other financial institution or lender in connection with obtaining any loan or other financing from such bank, financial institution or lender (including for this purpose any Membership Units that were pledged but have been foreclosed upon) up to the excess of (i) 35% of the total Membership Units held by BioValve and BTI on the date hereof less the number of Membership Units pledged pursuant to clause (a) above over (ii) the number of Membership Units redeemed pursuant to Section 6.1; provided, further, however, that if any such pledge is foreclosed upon such foreclosed Membership Units shall be promptly redeemed by the Company in exchange for Paramount Common Stock as provided in Section 6.1 and BTI and BioValve shall ensure that any documentation with respect to such pledge so provides for such Redemption upon such foreclosure. Any attempted Transfer of Membership Units, other than in strict accordance with this Article 6, shall be null and void and the purported transferee shall have no rights as a Member or assignee hereunder.

        Section 6.3    Effect of Transfers.    Upon any permitted Transfer, the assignee shall be entitled to receive any distributions and the allocations of income, gain, loss, deduction, credit or similar items to which the transferring Member was entitled with respect to the Membership Interest so transferred. The permitted assignee shall become a Substitute Member only in accordance with Section 6.5 hereof.

        Section 6.4    Admission; Withdrawals.    Other than Paramount, BTI and BioValve, no Person shall be admitted to the Company as a Member except in accordance with Section 6.4 or 6.5 hereof. Except as otherwise specifically set forth in Sections 6.7 and 6.8, no Member shall be entitled to withdraw from the Company. Any purported admission or withdrawal that is not in accordance with this Article 6 shall be null and void. Upon admission of any Additional or Substitute Member, or upon any Member ceasing to be a Member, the books and records of the Company shall be revised accordingly to reflect such admission.

        Section 6.5    Admission of Additional Members.    Except as otherwise expressly provided in this Agreement, a Person shall become an Additional Member pursuant to the terms of this Agreement only if and when each of the Members consents in writing to such admission, which consent may be given or withheld in each Member's sole and absolute discretion, and the Members receive written instruments (including, without limitation, such Person's consent to be bound by this Agreement as a Member) that are in a form satisfactory to them, as determined in their sole and absolute discretion. Admission of a new or additional Member shall not be cause for dissolution of the Company.

        Section 6.6    Admission of Assignees as Substitute Members.    An assignee of all or any portion of a Member's Membership Interest shall become a Substitute Member of the Company only if and when both of the following conditions are satisfied: (a) each Member consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by each Member, in its sole and absolute discretion; and (b) the Members receive written instruments (including, without limitation, such assignee's consent to be bound by this Agreement as a Member) that are in a form satisfactory to them, as determined in their sole and absolute discretion.

        Section 6.7    Cessation of a Member.    (a) Any Member shall cease to be a Member of the Company upon such Member's withdrawal from the Company pursuant to Section 6.8 hereof. No such Member shall have a right to a return of its capital contributions.

        (b)   Upon a withdrawal by a Member pursuant to Section 6.8(b), the Member's Membership Interest (i) shall be redeemed by the Company in exchange for such combination of cash or property as is agreed by the withdrawing Member and each other Member of the Company, which cash or property shall be paid by the Company to the withdrawing Member or its designee at such time or times as are agreed upon by the withdrawing Member and each other Member of the Company or (ii) shall be disposed of in such other transaction or transactions as are agreed by the withdrawing Member and each other Member of the Company.

        Section 6.8    Withdrawal of Members.    (a) If a Member has Transferred all of its Membership Interests in one or more Transfers, then such Member shall withdraw from the Company on the date upon which each assignee of such Membership Interests has been admitted as a Substitute Member in accordance with Section 6.6 hereof, and such Member shall no longer be entitled to exercise any rights or powers of a Member under this Agreement.

        (b)   In addition to a withdrawal pursuant to Section 6.8(a), each Member shall have the right to withdraw from the Company at any time, but only upon the unanimous consent of the Members. A withdrawing Member shall have no right to a return of its capital contributions.

        Section 6.9    Non-Competition.    During the period commencing on the date of this Agreement and ending on the first anniversary of the first day that (i) BioValve no longer has the right to appoint any Managers to the Board of Managers pursuant to Section 2.1(c) and (ii) no Manager appointed by BioValve is serving on the Board of Managers (such period, the "Non-Compete Period"), BioValve shall not directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or use or permit its name to be used in connection with, or be otherwise connected in any manner with any business or enterprise engaged in any activity that competes in any way anywhere in the world with the technologies of the Company and its subsidiaries as in existence during the Non-Compete Period (or, until the date that is six months following the first day that (i) BioValve no longer has the right to appoint any Managers to the Board of Managers pursuant to Section 2.1(c) and (ii) no Manager appointed by BioValve is serving on the Board of Managers, that competes in any way anywhere in the world with any activity of the Company (any such business or enterprise, a "Competitive Enterprise")); provided that the foregoing restriction shall not be construed to prohibit the ownership by BioValve together with its Affiliates and associates, as the case may be, of not more than two percent (2%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market; provided further, that such ownership represents a passive investment and that BioValve together with its Affiliates and associates, either directly or indirectly, do not manage or exercise control of any such corporation, guarantee any of its financial obligations, otherwise take part in its business other than exercising their rights as a shareholder, or seek to do any of the foregoing. During the Non-Compete Period, BioValve shall refrain from contacting any of the Company's clients or customers, or any prospective client or customer with respect to whom a sales effort, presentation or proposal was made or planning to be made by the Company during the Non-Compete Period, for the purpose of soliciting orders, selling or offering for sale any products or services that compete anywhere in the world with any material activity engaged in by the Company during the Non-Compete Period. BioValve further agrees that during the Non-Compete Period, BioValve shall not, directly or indirectly, solicit or influence any individual who is an employee or consultant of the Company or was an employee or consultant of the Company during the Non-Compete Period to terminate his or her employment or consulting relationship with the Company or to apply for or accept employment with a Competitive Enterprise.

        Section 6.10    No Other Assets.    Without the consent of BioValve (which consent shall not be unreasonably withheld or delayed at such times when BioValve has caused the Company to be in breach of its obligations under Section 2.3 hereof and at all other times shall be in BioValve's sole and absolute discretion), except as set forth in this Section 6.10, Paramount shall not, directly or indirectly, enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Membership Units as a Member and the management of the business of the Company and such activities as are incidental to any of the foregoing. Without the consent of BioValve, the assets of Paramount shall be limited to Membership Units and permitted debt obligations of the Company (as contemplated by Section 6.11 below); provided that Paramount shall be permitted to (i) hold assets and/or interests in entities that hold assets having an aggregate value not greater than five percent (5%) of the total market value of Paramount (determined by reference to the value of all outstanding equity securities of Paramount); provided, further, that (X) Paramount will contribute all net income generated by such assets and/or interests to the Company, and (Y) Paramount will use commercially reasonable efforts to transfer such assets and interests to the Company or an entity controlled by the Company as soon as such a transfer can be made without causing Paramount or the Company to incur any material expenses in connection therewith; and (ii) such bank accounts or similar instruments or account in its own name as it reasonably deems necessary to carry out its responsibilities and purposes as contemplated under this Agreement and its organizational documents. Paramount and any of its

Affiliates may acquire Membership Units and shall be entitled to exercise all rights of a Member relating to such Membership Units.

        Section 6.11    Paramount Funding Debt.    Paramount may incur a Funding Debt, including, without limitation, a Funding Debt that is convertible into Paramount Equity Interests or otherwise constitutes a class of New Securities ("Convertible Funding Debt"), subject to the condition that Paramount lends to the Company the net proceeds of such Funding Debt. If Paramount enters into any Funding Debt, the loan to the Company shall be on comparable terms and conditions, including interest rate, repayment schedule and costs and expenses, as are applicable with respect to or incurred in connection with such Funding Debt. Except as set forth in this Section 6.11 or as otherwise approved by the Board of Managers (which approval will not be unreasonably withheld or delayed at such times when BioValve has caused the Company to be in breach of its obligations under Section 2.3 hereof and at all other times shall be in BioValve's sole and absolute discretion), Paramount shall not incur any material liabilities or obligations.

ARTICLE 7
LIMITED LIABILITY; INDEMNIFICATION

        Section 7.1    Limited Liability.    Except as otherwise provided under the LLCA, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and neither any Member nor any Manager shall be obligated or liable for any such debt, obligation or liability of the Company. Except as otherwise provided by the LLCA, the debts, obligations and liabilities of any Member, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liability of such Member and neither of any other Member, any Manager (in its capacity as such) nor the Company shall be obligated or liable for any such debt, obligation or liability of such Member.

        Section 7.2    Indemnification.    (a) The Company shall indemnify, defend and hold harmless any Member (and its respective officers, directors, managers, employees, agents and Affiliates), any Manager (and its respective officers, directors, managers, employees, agents and Affiliates) or any officer of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he, she or it is or was a Member, Manager, or an officer, director, manager, employee, agent or Affiliate of the Company, a Manager or any Member, or is or was serving at the request of the Company as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), from and against expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such claim, action, suit or proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal sanction or proceeding, had no reasonable cause to believe that his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner that he, she or it reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

        (b)   To the extent permitted by applicable Law, expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any Indemnified Party to repay such amount if it shall be ultimately determined by a court of competent jurisdiction from which no further appeal may be taken or the time for appeal has lapsed that such Person is not entitled to be indemnified by the Company pursuant to the terms and conditions of this Section 7.2; provided, however, that the Company shall not be required to pay such expenses with respect to any action, suit or proceeding initiated against the Company by any Indemnified Party unless such action, suit or proceeding was authorized by the Board of Managers.

        (c)   The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7.2 shall continue as to a Person who has ceased to be a Member, a Manager, or any officer, director, manager, employee or agent of the Company, a Manager or any Member, and shall inure to the benefit of the heirs, executors, administrators and other legal successors of such Person.

        (d)   The indemnification provided by this Section 7.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of Members or otherwise.

        (e)   Any indemnification hereunder shall be satisfied only out of the assets of the Company (including insurance and any agreements pursuant to which the Company and indemnified Persons are entitled to indemnification), and neither the Members nor any Manager shall be, in such capacity, subject to personal liability by reason of these indemnification provisions.

        (f)    No Person shall be denied indemnification in whole or in part under this Section 7.2 because such Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (g)   The Company shall purchase and maintain insurance, at its expense, to protect itself and Paramount and any Member, Manager, Officer or agent of the Company (or director, officer of agent of Paramount) who is or was serving at the request of the Company or Paramount as a manager, representative, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company or Paramount would have the power to indemnify such Person against such expense, liability or loss under this Article 7 or Paramount's organizational documents, as applicable.

ARTICLE 8
DISSOLUTION; LIQUIDATION

        Section 8.1    Dissolution.    The Company shall be dissolved and its affairs wound up, upon the first to occur of any of the following events (each of which shall constitute a "Dissolution Event"):

        (a)   the written consent of all Members;

        (b)   the entry of a decree of judicial dissolution with respect to the Company pursuant to Section 18-802 of the LLCA; or

        (c)   the last remaining Member's ceasing to be a Member of the Company unless the Company is continued without dissolution in accordance with the LLCA.

        Section 8.2    Distribution Upon Dissolution.    Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of cancellation has been issued by the Secretary of State of Delaware. Upon the winding up of the Company, the Board of Managers, or any other Person designated by the Board of Managers (the "Liquidation Agent"), shall take full account of the assets and liabilities of the Company and shall, unless the Members agree otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

        (a)   first, to the payment of debts and liabilities of the Company (including payment of all indebtedness to Members and their Affiliates) and the expenses of liquidation;

        (b)   second, to the establishment of any reserve that the Liquidation Agent shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company ("Contingencies"). Such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or other acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 8.2; and

        (c)   third, any balance to the Members, in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

        Section 8.3    Time For Liquidation.    A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

        Section 8.4    Winding Up And Filing Certificate of Cancellation.    Upon the commencement of the winding up of the Company, a certificate of cancellation shall be delivered by the Company to the Secretary of State of Delaware for filing. The certificate of cancellation shall set forth the information required by the LLCA. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made and all the remaining assets of the Company have been distributed to the Members.

ARTICLE 9
MEMBERSHIP UNITS; CERTIFICATES

        Section 9.1    Certificates.    Membership Units shall be represented by a certificate or certificates, setting forth upon the face thereof that the Company is a limited liability company formed under the Laws of the State of Delaware, the name of the Member to which it is issued and the number of Membership Units that such certificate represents. Such certificates shall be entered in the books of the Company as they are issued, and shall be signed by the president and secretary of the Company and may be sealed with the Company's seal or a facsimile thereof. Upon any Transfer permitted under this Agreement, the transferring Member shall surrender to the Company and the Company shall issue to the transferring Member certificates representing the remaining Membership Units held by such transferring Member after taking into account such Transfer. All certificates representing Membership Units, shall bear the following legend:

  THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, TRANSFERRED, GRANTED AN OPTION WITH RESPECT TO OR OTHERWISE DISPOSED OF, (I) UNLESS AND UNTIL THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR SUCH SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, TRANSFER, OPTION GRANT OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND (II) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.

        Section 9.2    Lost or Destroyed Certificates.    The Company may issue a new certificate for Membership Units in place of any certificate or certificates theretofore issued by it, alleged to have been lost or destroyed, upon the making of an affidavit of that fact, and providing an indemnity in form and substance reasonably satisfactory to the Board of Managers, by the Person claiming the certificate to be lost or destroyed.

        Section 9.3    Transfer of Membership Units.    Except for Transfers duly made in accordance with Article 6, no Transfer of Membership Units shall be valid as against the Company except upon surrender to and cancellation of the certificate therefor, accompanied by an assignment or transfer by the Member, subject to any restrictions on Transfer contained in this Agreement.

        Section 9.4    Splits And Reclassifications.    The Company shall not in any manner subdivide (by any split, distribution, reclassification, recapitalization or otherwise) or combine (by reverse split, reclassification, recapitalization or otherwise) the outstanding Membership Units unless an identical event is occurring with respect to the Paramount Common Stock, in which event the Membership Units shall be combined or subdivided concurrently with and in the same manner as the Paramount Common Stock so that the number of outstanding Membership Units owned by Paramount equals on a one-for-one basis that number of outstanding shares of Paramount Common Stock. The Board of Managers is authorized to take any action necessary, desirable, or convenient to effectuate the foregoing.

        Section 9.5    Regulations.    The Board of Managers may with discretion make such additional rules and regulations, not inconsistent with this Agreement, with respect to the issue, transfer and recordation of certificates for the Membership Units.

        Section 9.6    Registered Members.    The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of the Membership Units to receive distributions and to vote as owner of Membership Units and shall not be bound to recognize any equitable or other claim to or interest in such Membership Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the LLCA.

ARTICLE 10
ADJUSTMENTS TO MEMBERSHIP INTERESTS; SUBSEQUENT PAYMENTS

        Section 10.1    Earnout Adjustment to Membership Interests held by BioValve.    (a) If for any Initial Period, the Company's Diabetes Sales (as determined in accordance with Section 10.1(b)) are at least equal to the Sales Threshold for such period, then the Company shall issue to BioValve the Revenue Units for such period. Notwithstanding the foregoing, in the event that the Company's Diabetes Sales for the Fiscal Year ending December 31, 2008 are less than the Sales Threshold for such Fiscal Year but greater than or equal to $75,000,000, BioValve shall be entitled to receive the sum of (x) one-half of the Revenue Units that it was eligible to receive for such Fiscal Year and (y) to the extent that Diabetes Sales are greater than $75,000,000, a portion of the other one-half of the Revenue Units that it was eligible to receive for such Fiscal Year that is proportional to the amount by which such Diabetes Sales for such Fiscal Year are between $75,000,000 and $125,000,000. Certificates representing the Revenue Units for each Initial Period shall be issued by the Company within 30 days following the determination of Diabetes Sales for the applicable Initial Period pursuant to Section 10.1(b). In addition, if in any Initial Period, the last sale price of the shares of Paramount Common Stock equals or exceeds the Stock Price Threshold for such period for any 20 trading days within a 180 trading-day-period, then the Company shall within 30 days following the end of the applicable Fiscal Year issue to BioValve certificates representing the Stock Price Units for such period.

        (b)   As promptly as practicable following the completion of the audit of the Company's financial statements for each of the Fiscal Years ended December 31, 2007 and December 31, 2008 (but in any event no later than March 15 of the next following Fiscal Year), the Company shall deliver a certificate

(the "Diabetes Sales Certificate") to BioValve setting forth the calculation of Diabetes Sales for such Fiscal Year. Following receipt of the Diabetes Sales Certificate, BioValve will be afforded a period of 90 days to review the Diabetes Sales Certificate. To assist in any such review, the Company will make reasonably available (and use its commercially reasonable efforts to cause the Company's auditors to make available) to BioValve any books and records, work papers prepared in connection with the Diabetes Sales Certificate and the personnel involved in preparing the same. At or before the end of the 90 day review period, BioValve will either (A) accept the Diabetes Sales Certificate in its entirety or (B) deliver to the Company a written notice setting forth a detailed explanation of those items in the Diabetes Sales Certificate that BioValve disputes (an "Diabetes Sales Notice of Dispute"). If BioValve does not deliver a Diabetes Sales Notice of Dispute to the Company within the 90 day review period, BioValve will be deemed to have accepted the Diabetes Sales Certificate in its entirety. If BioValve delivers an Diabetes Sales Notice of Dispute in which it disputes some, but not all, of the items in the Diabetes Sales Certificate, BioValve will be deemed to have accepted all of the items not disputed other than those not directly disputed but that are affected by the items disputed. Within a period of 14 days after the delivery of a Diabetes Sales Notice of Dispute, BioValve and the Company will attempt to resolve in good faith any disputed items. If they are unable to do so, the remaining disputed items will be referred to [            ] (the "Independent Public Accountants"). The Independent Public Accountants shall be requested to reach a decision in good faith in accordance with the terms of this Agreement as to the determination of the aggregate value of the disputed items, and not later than 30 days after the reference to it of the dispute. The determination by the Independent Public Accountants will be binding on BioValve and the Company. The fees, costs and expenses of the Independent Public Accountants shall be borne by the Company. The calculation of Diabetes Sales, as accepted by BioValve or adjusted to reflect the resolution of any dispute, is referred to as the "Diabetes Sales" for the applicable Initial Period.

        (c)   If for any Earnout Period, the Company's Final EBITDA (as determined in accordance with Section 10.1(d)) is at least equal to the Threshold Amount for such period, then the Company shall issue to BioValve the Earnout Units for such period. Certificates representing the Earnout Units for each Earnout Period shall be issued by the Company within 30 days following the determination of Final EBITDA for the applicable Earnout Period pursuant to Section 10.1(d).

        (d)   As promptly as practicable following the completion of the audit of the Company's financial statements for each of the six Fiscal Years ended December 31, 2009 through and including 2014 (but in any event no later than March 15 of the next following Fiscal Year), the Company shall deliver a certificate (the "EBITDA Certificate") to BioValve setting forth the calculation of EBITDA for such Fiscal Year. Following receipt of the EBITDA Certificate, BioValve will be afforded a period of 90 days to review the EBITDA Certificate. To assist in any such review, the Company will make reasonably available (and use its commercially reasonable efforts to cause the Company's auditors to make available) to BioValve any books and records, work papers prepared in connection with the EBITDA Certificate and the personnel involved in preparing the same. At or before the end of the 90 day review period, BioValve will either (A) accept the EBITDA Certificate in its entirety or (B) deliver to the Company a written notice setting forth a detailed explanation of those items in the EBITDA Certificate that BioValve disputes (an "EBITDA Notice of Dispute"). If BioValve does not deliver an EBITDA Notice of Dispute to the Company within the 90 day review period, BioValve will be deemed to have accepted the EBITDA Certificate in its entirety. If BioValve delivers an EBITDA Notice of Dispute in which it disputes some, but not all, of the items in the EBITDA Certificate, BioValve will be deemed to have accepted all of the items not disputed other than those not directly disputed but that are affected by the items disputed. Within a period of 14 days after the delivery of an EBITDA Notice of Dispute, BioValve and the Company will attempt to resolve in good faith any disputed items. If they are unable to do so, the remaining disputed items will be referred to the Independent Public Accountants. The Independent Public Accountants shall be requested to reach a decision in good faith in accordance with the terms of this Agreement as to the determination of the aggregate value of the disputed items, and not later than 30 days after the reference to it of the dispute. The determination by the Independent Public Accountants will be binding on BioValve and the Company. The fees, costs and expenses of the Independent Public Accountants shall be borne by the Company. The calculation of EBITDA, as accepted by BioValve or adjusted to reflect the resolution of any dispute, is referred to as the "Final EBITDA."

        (e)   Immediately after issuance of any Revenue Units, Stock Price Units or Earnout Units to BioValve, the Board of Managers shall adjust the Gross Asset Value of Company assets to equal their respective gross fair market values (taking into account Section 7701(g) of the Code).

        (f)    For the purposes of this Section 10.1, the following terms shall have the meanings set forth below:

        "Diabetes Sales" means gross revenues of the Company for any Initial Period, calculated in accordance with GAAP, attributable to sales of the Company's h-Patch insulin delivery product for the treatment of diabetes less the sum of the following (to the extent included in such gross revenues): (a) usual trade discounts to customers; (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; (c) outbound transportation prepaid or allowed and transportation insurance; (d) amounts allowed or credited on returns; (e) bad debt deductions actually written off during the accounting period; (f) sales commissions; and (g) packaging and freight charges.

        "Earnout Period" means each of the First Earnout Period and the Second Earnout Period.

        "Earnout Units" means (i) 4,000,000 Membership Units, for the First Earnout Period, and (ii) 5,500,000 Membership Units, for the Second Earnout Period.

        "EBITDA" means, for any Fiscal Year, the sum of Net Income plus (i) interest expense, (ii) depreciation and amortization expense, (iii) income tax expense, (iv) the Royalty Payments, if any, received by the Company during such period, and (v) other non-cash gains or non-cash charges for such Earnout Period, in each case to the extent such items were taken into consideration in the calculation of the Company's Net Income for the relevant period.

        "First Earnout Period" means any one of the Fiscal Years ending December 31, 2009, 2010 or 2011.

        "Initial Period" means each of the Fiscal Years ending December 31, 2007 and 2008; provided that if the Closing (as defined in the Contribution Agreement) occurs after December 31, 2006 as a result of an extension of the Outside Date (as defined in the Contribution Agreement) pursuant to Section 10.1(b)(i) of the Contribution Agreement, the Initial Period that would otherwise have ended on December 31, 2007 shall end on the first anniversary of the Closing.

        "Net Income" means net income (or loss) of the Company for any Earnout Period, calculated in accordance with GAAP, attributable to the business operations of the Company but excluding income (or loss) attributable to any unrelated business or product line acquired by the Company following the date of this Agreement unless such acquisition is paid for by the Company solely out of the Company's existing cash from operations.

        "Revenue Units" means (i) 1,000,000 Membership Units, for the Fiscal Year ending December 31, 2007 and (ii) 1,750,000 Membership Units for the Fiscal Year ending December 31, 2008.

        "Sales Threshold" means (i) $4,000,000, for the Fiscal Year ending December 31, 2007 and (ii) $125,000,000 for the Fiscal Year ending December 31, 2008.

        "Second Earnout Period" means any one of the Fiscal Years ending December 31, 2012, 2013 or 2014.

        "Stock Price Threshold" means (i) $11.00, for the Fiscal Year ending December 31, 2007 and (ii) $16.00, for the Fiscal Year ending December 31, 2008. In each case, appropriately adjusted to reflect any stock split, stock dividend, combination, reverse stock split or similar event occurring after the date of the Contribution Agreement.

        "Stock Price Units" means (i) 1,000,000 Membership Units, for the Fiscal Year ending December 31, 2007 and (ii) 1,500,000 Membership Units, for the Fiscal Year ending December 31, 2008.

        "Threshold Amount" means (i) $100,000,000 for the First Earnout Period, and (ii) $200,000,000 for the Second Earnout Period.

        Section 10.2    EarlyBird Option.    If at any time Paramount issues a share of Paramount Common Stock or a Paramount Warrant pursuant to the exercise of the EarlyBird Option by the holder thereof, Paramount shall promptly, but in any event within five Business Days, exercise the LLC Option for a number of Membership Units and Membership Unit Warrants equal to the number of shares of Paramount Common Stock and Paramount Warrants so issued.

        Section 10.3    Paramount Warrants; Warrant Milestone Payment; Notes and Warrants.    (a) If at any time Paramount issues any shares of Paramount Common Stock pursuant to an exercise of any Paramount Warrant by a holder thereof, Paramount shall promptly, but in any event within five Business Days, exercise a Membership Unit Warrant for a number of Membership Units equal to the number of shares of Paramount Common Stock so issued.

        (b)   Paramount shall exercise its option to redeem all of the outstanding Paramount Warrants pursuant to Section 6.1 of the Warrant Agreement, between Paramount and Continental Stock Transfer & Trust Company (the "Warrant Agreement"), as soon as possible following the satisfactions of the conditions set forth in Section 6.1 of the Warrant Agreement. Immediately following such redemption (or, if earlier, the exercise of all such outstanding Paramount Warrants), the Members shall cause the Company to pay to BioValve (or its designee), $15,000,000 in cash, in immediately available funds by wire transfer to an account designated by BioValve (the "Warrant Milestone Payment"). The parties agree that the Warrant Milestone Payment shall be treated as a payment to BioValve not in its capacity as a Member of the Company for federal, state and local income tax purposes and thus shall not reduce BioValve's Capital Account (other than as a result of BioValve's share as a Member of the Company of any Company tax item arising as a result of such payment).

        (c)   Upon an exercise of any Warrant (as defined in the Share Exchange Agreement) or the exchange of any Note (as defined in the Share Exchange Agreement) by any holder thereof in accordance with the terms thereof, Paramount shall contribute to the Company the number of shares of Paramount Common Stock necessary to enable the Company to satisfy its obligation to deliver Paramount Common Stock upon exercise of such Warrant or its obligation to exchange such Note for Paramount Common Stock, as the case may be. In consideration for such contribution of Paramount Common Stock, the Company shall issue to Paramount a number of Membership Units equal to the number of shares of Paramount Common Stock so contributed. In accordance with Section 1.1032-3 of the Treasury Regulations the following shall be deemed to occur upon any such contribution of Paramount Common Stock: (i) Paramount shall be deemed to contribute to the capital of the Company an amount of cash equal to the market price of the number of shares of Paramount Common Stock so contributed on the date such shares are delivered to the holder of the exercised Warrant or exchanged Note and (ii) the Company shall be deemed to purchase from Paramount the shares of Paramount Common Stock so contributed for an amount of cash equal to the amount of cash deemed contributed by Paramount to the Company.

        Section 10.4    Deemed Contributions upon Issuances of Paramount Common Stock.    If at any time Paramount issues a Paramount Equity Interest pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), in accordance with Section 1.1032-3 of the Treasury Regulations the following shall occur: (i) Paramount shall be deemed to contribute to the capital of the Company an amount of cash equal to the per share market price of a share of Paramount Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised); (ii) the Company shall be deemed to purchase from Paramount a share of

Paramount Common Stock for an amount of cash equal to the amount of cash deemed contributed by Paramount to the Company in clause (i) above (and such share is deemed delivered to its owner under the Incentive Plan); (iii) the net proceeds received by Paramount with respect to such issuance, if any, shall be concurrently transferred to the Company (and such net proceeds so transferred shall not constitute a capital contribution and shall not increase Paramount's Capital Account); and (iv) the Company shall issue to Paramount one Membership Unit registered in the name of Paramount for each share of Paramount Common Stock so issued.

        Section 10.5    Registered and Private Offerings.    If at any time Paramount grants, awards, or issues any new or additional equity interests in Paramount ("Paramount Equity Interests") pursuant to any public offering registered under the Securities Act of 1933, as amended, or in a private placement (other than in exchange for Membership Units), the net proceeds or property of such offering received by Paramount with respect to such share, if any, shall be concurrently transferred to the Company and the Company shall issue to Paramount one Membership Unit registered in the name of Paramount. Without limiting the foregoing, Paramount is expressly authorized to issue additional or new Paramount Equity Interests or New Securities, as the case may be, for less than fair market value, and the Company shall issue to Paramount corresponding Membership Units, as long as (a)(i) such issuances are issued pursuant to an Incentive Plan and (ii) Paramount reasonably concludes in good faith that such issuance is in the interests of Paramount and the Company or (b) such issuance is approved by the Board of Managers, and, with respect to either clauses (a) or (b), Paramount transfers all proceeds from any such issuance or exercise to the Company; provided, however, that upon the occurrence of a Change of Control, prior to any such issuances such approval of the Board of Managers shall be required in addition to the requirements of clause (a).

        Section 10.6    Revenue Payment.    (a) From and after the date hereof, the Company shall pay BioValve an amount in cash (the "Revenue Payment") equal to 4% of Final Gross Revenue (as determined in accordance with Section 10.6(b)) for each Fiscal Year following the date of this Agreement (each, a "Revenue Period"); provided, however, that the Revenue Payments in the aggregate shall not exceed $25,000,000. Each Revenue Payment shall be paid by the Company within 60 days following the determination of Final Gross Revenue for the applicable Revenue Period pursuant to Section 10.6(b). Any Revenue Payment made to BioValve pursuant to this Section 10.6 shall be treated as a payment to BioValve not in its capacity as a Member of the Company for federal, state and local income tax purposes and thus shall not reduce BioValve's Capital Account (other than as a result of BioValve's share as a Member of the Company of any Company tax item arising as a result of such payment).

        (b)   As promptly as practicable (but in any event within 60 days) following the completion of each Revenue Period, the Company shall deliver to BioValve a certificate (the "Gross Revenue Certificate") setting forth the calculation of Gross Revenue for such period. Following receipt of the Gross Revenue Certificate for a Revenue Period, BioValve will be afforded a period of 90 days to review the Gross Revenue Certificate. To assist in any such review, the Company will make reasonably available (and use its commercially reasonable efforts to cause the Company's auditors to make available) to BioValve any books and records, work papers prepared in connection with the applicable Gross Revenue Certificate and the personnel involved in preparing the same. At or before the end of the 90 day review period, BioValve will either (A) accept the Gross Revenue Certificate in its entirety or (B) deliver to the Company a written notice setting forth a detailed explanation of those items in the Gross Revenue Certificate that BioValve disputes (a "Gross Revenue Notice of Dispute"). If BioValve does not deliver a Gross Revenue Notice of Dispute to the Company within the 90 day review period, BioValve will be deemed to have accepted the Gross Revenue Certificate for the applicable Revenue Period in its entirety. If BioValve delivers a Gross Revenue Notice of Dispute in which it disputes some, but not all, of the items in the Gross Revenue Certificate, BioValve will be deemed to have accepted all of the items not disputed other than those not directly disputed but that are affected by the items disputed.

Within a period of 14 days after the delivery of a Gross Revenue Notice of Dispute, the Company and BioValve will attempt to resolve in good faith any disputed items. If they are unable to do so, the remaining disputed items will be referred to the Independent Public Accountants. The Independent Public Accountants shall be requested to reach a decision in good faith in accordance with the terms of this Agreement as to the determination of the aggregate value of the disputed items, and not later than 30 days after the reference to it of the dispute. The determination by the Independent Public Accountants will be binding on BioValve and the Company. The fees, costs and expenses of the Independent Public Accountants shall be borne by the Company. The calculation of Gross Revenue for each Revenue Period, as accepted by the Members or adjusted to reflect the resolution of any dispute, is referred to as the "Final Gross Revenue" for such Revenue Period.

        (c)   For purposes of this Section 10.6, "Gross Revenue" means for each Revenue Period the Company's cumulative gross revenue for such Revenue Period, calculated in accordance with GAAP, attributable to the Company's operations less the sum of the following (to the extent included in such gross revenues): (a) usual trade discounts to customers; (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; (c) outbound transportation prepaid or allowed and transportation insurance; (d) amounts allowed or credited on returns; (e) bad debt deductions actually written off during the accounting period; (f) sales commissions; and (g) packaging and freight charges.

        Section 10.7    Certain Revaluations of Company Property.    (a) In the event Paramount exercises the LLC Option or any Membership Unit Warrant, the Board of Managers shall adjust the Gross Asset Value of Company assets to equal their respective gross fair market values (taking into account Section 7701(g) of the Code) immediately after the exercise of the LLC Option or Membership Unit Warrant.

        (b)   If after making the allocations described in Sections 4.4(a)(i)(B) and 4.4(a)(ii)(B) hereof upon exercise by Paramount of the LLC Option or any Membership Unit Warrant, the Capital Account balances of the Members do not correspond to each Member's Percentage Interest, the Manager shall nonetheless adjust the Members' Capital Account balances such that each Member's Capital Account balance corresponds to its Percentage Interest.

        (c)   If the Manager is required to adjust the Capital Account balances of any Member pursuant to Section 10.7(b) hereof, then notwithstanding Section 4.4 allocations of gross income and gain and gross loss and deduction shall, solely for tax purposes, be allocated in a manner to take into account the adjustment made pursuant to Section 10.7(b). Accordingly, allocations of gross income or gain shall, solely for tax purposes, be allocated prior to any allocation pursuant to Section 4.4 hereof, to a Member who had its Capital Account adjusted upward pursuant to Section 10.7(b) hereof to the extent of such adjustment, and allocations of gross deductions or loss shall, solely for tax purposes, be allocated prior to any allocation pursuant to Section 4.4 hereof, to a Member who had its Capital Account adjusted downward pursuant to Section 10.7(b) hereof to the extent of such adjustment.

        (d)   The provisions of this Section 10.7 are intended to comply with the provisions of Proposed Treasury Regulation Sections 1.704-1(b)(2)(iv), (b)(4) and (b)(5) as such regulations relate to noncompensatory partnership options. In the event such proposed regulations are not finalized in substantially similar form prior to the date of any exercise of the LLC Option or any Membership Unit Warrant, the Manager shall make adjustments to the Members Capital Accounts so as to maintain, as nearly as possible, the economic relationship contemplated by the Members.

        Section 10.8    Further Adjustment to Membership Interests held by BioValve.    Following the first to occur of (a) the effective date of a Major Marketing Agreement that is approved or ratified by the Board of Managers, (b) the Commercial Launch Capability Date, and (c) a Change of Control, the Company will issue an additional 1,000,000 Membership Units to BioValve. Certificates representing such additional Membership Units shall be issued by the Company upon the later of (i) 30 days following the date of this Agreement or (ii) 30 days following, as the case may be, the effective date of such Major Marketing Agreement, the Commercial Launch Capability Date or the Change of Control. Immediately after the issuance of such Membership Units to BioValve, the Board of Managers shall adjust the Gross Asset Value of Company assets to equal their respective gross fair market values (taking into account Section 7701(g) of the Code). For purposes of this Section 10.8, "Commercial Launch Capability Date" means the date that BioValve (if prior to the date of this Agreement) or the Company (if following the date of this Agreement) has substantially completed semi-automated production facilities with the capacity to manufacture 5,000,000 units annually of the Device Business's h-Patch device (or a later generation pharmaceutical delivery product).

        Section 10.9    Paramount Change of Control.    (a) Notwithstanding anything herein to the contrary, upon the occurrence of a Change of Control the Company shall issue to BioValve 50% of the maximum number of Earnout Units, Revenue Units and Stock Price Units that BioValve could have received for each remaining Earnout Period, including the Earnout Period in which the Change of Control occurs. The Company shall issue such Membership Units to BioValve in accordance with Section 10.1 mutatis mutandis, effective immediately prior to such Change of Control.

        (b)   As a condition precedent to any Change of Control (i) BioValve shall have received prior written notice of any proposal or plan by Paramount or any Person that is reasonably expected to lead to a Change of Control and (ii) Paramount shall have used its reasonable best efforts to (x) effect the issuance pursuant to Section 10.9(a), and (y) cause such Person to issue to BioValve a guarantee, in form and substance reasonably satisfactory to BioValve, of the obligations of Paramount under this Agreement. As soon as Paramount is aware or has reason to believe that any Person or "group" (within the meaning of Section 13(d) under the Exchange Act) proposes to enter (or is considering entering) into any transaction which would result in a Change of Control, (x) Paramount shall promptly provide written notice thereof to BioValve and (y) Paramount shall promptly inform such Person or group in writing of the provisions of this Section 10.9. So long as Paramount has a class of its capital stock registered under Section 12 of the Exchange Act, Paramount shall disclose the provisions of this Section 10.9 in each annual report on Forms 10-KSB and 10-K filed under the Exchange Act.

        Section 10.10    Company Sale Event.    (a) In the event that the board of directors of Paramount has determined to consummate a Sale Event in a bona fide arms length transaction to a third party, and such Sale Event has been approved by the Board of Managers, BTI and BioValve shall be obligated to and shall upon the written request of Paramount, which may only be delivered after receipt of Paramount stockholder approval with regard to the applicable Sale Event (if such approval is required) and after each of BTI and BioValve shall have been afforded a reasonable opportunity to require the Company to redeem its Membership Units in exchange for the applicable number of Redemption Shares pursuant to Section 6.1: (i) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the third-party buyer all of its Membership Units at the same price and on substantially the same terms applicable to Paramount or the stockholders of Paramount, as the case may be; and (ii) execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreements, merger agreements, consents or related documents, as Paramount or the third-party buyer may reasonably require (it being agreed that such agreements will not subject each of BTI and BioValve or the consideration it receives in exchange for its shares or Membership Units, as the case may be, to any material encumbrance, indemnity (other than with respect to each of BTI's and BioValve's good standing and due authority to enter into such documents and each of BTI's and BioValve's ownership of and title to its Membership Units) or escrow) (such instruments, agreements, consents and documents collectively, the "Sale Documents"). Not less than 20 days prior to the date proposed for the closing of any Sale Event, Paramount shall give notice (a "Drag-Along Notice") to BioValve, setting forth in reasonable detail the name or names of the third-party buyer, the terms and conditions of the Sale Event, including the purchase price, and the proposed closing date. Not less than five Business Days prior to the date of the closing of any such Sale Event, Paramount shall deliver to BioValve any Sale Documents requiring execution by BTI or

BioValve. In the event Paramount makes the request of BTI or BioValve referred to in the first sentence of this paragraph, the Company shall be responsible for BTI's and BioValve's reasonable out of pocket legal expenses incurred in connection with any such Sale Event.

        (b)   For the purposes of this Agreement, "Sale Event" means (i) any transaction involving a Change of Control that is conditioned upon the simultaneous acquisition, directly or indirectly, of 100% of the Membership Units; (ii) a merger or consolidation of the Company with or into another entity (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated entity immediately following such event is held by Persons who were Members immediately prior to such event); (iii) the sale, license or transfer of all or substantially all of the properties and assets of the Company; (iv) any acquisition by any Person (or group of affiliated or associated Persons) of beneficial ownership of a majority of the Membership Units in a single transaction or a series of related transactions; or (v) any other change of control of 50% or more of the outstanding voting power of the Company in a single transaction or a series of related transactions.

ARTICLE 11
GENERAL PROVISIONS

        Section 11.1    Notices.    All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Member in accordance with this Section 11.1:

  if to Paramount:

  Valeritas, Inc.
  787 7th Avenue
  48th Floor
  New York, NY 10019
  Attention: J. Jay Lobell
  Facsimile: (212) 580-0801

  with a copy to:

  Covington & Burling LLP
  1330 Avenue of the Americas
  New York, New York 10019
  Attention: Stephen A. Infante
  Facsimile: (212) 841-1010

  if to BTI or BioValve:

  BioValve Technologies, Inc.
  1000 C Lake Street
  Ramsey, NJ 07446
  Attention: Robert Gonnelli
  Facsimile: (201) 825-8994

  with a copy to:

  Morgan, Lewis & Bockius LLP
  101 Park Avenue
  New York, NY 10178
  Attention: R. Alec Dawson
  Facsimile: 212-309-6001

  If to the Company:

  Valeritas LLC
  c/o BioValve Technologies, Inc.
  1000 C Lake Street
  Ramsey, NJ 07446
  Attention: Robert Gonnelli
  Facsimile: (201) 825-8994

  with a copy to:

  Morgan, Lewis & Bockius LLP
  101 Park Avenue
  New York, NY 10178
  Attention: R. Alec Dawson
  Facsimile: (212) 309-6001

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

        Section 11.2    Definitions.    (a) Capitalized terms used in this Agreement and not otherwise defined have the meanings given to such terms in the Contribution Agreement. The following terms shall, for the purposes of this Agreement and the Schedules and Exhibits hereto, have the following meanings (terms defined in the singular or the plural include the plural or the singular, as the case may be):

        "Accounting Period" means the Fiscal Year, or any period of shorter duration commencing upon the Closing Date or the day following the last day of the preceding Accounting Period and terminating upon the earlier of (a) the last day of the Fiscal Year or (b) the day preceding the effective date of the admission of any new Member, any other change in the relative interests of the Members (including the issuance of any Earnout Units to BioValve or in the event that Paramount exercises the LLC Option or and Membership Unit Warrant), a Transfer by any Member, a sale of substantially all the assets of the Company any other similar transaction or event, as determined by the Board of Managers.

        "Additional Member" means a Person who has acquired a Membership Interest from the Company or an existing Member after the date of this Agreement and been admitted as a Member of the Company pursuant to Section 6.4 hereof.

        "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant taxable period, after giving effect to the following adjustments:

          (i)    credit to such Capital Account any amounts that the Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, and

          (ii)   debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

        The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

        "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the terms "control", "controlling", "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning ascribed to it in the Caption.

        "Appointed Managers" has the meaning ascribed to it in Section 2.1(c)(i).

        "BioValve" has the meaning ascribed to it in the Caption.

        "Board of Managers" has the meaning ascribed to it in Section 2.1(a).

        "BTI" has the meaning ascribed to it in the Caption.

        "Budget" has the meaning ascribed to it in Section 2.1(b)(ii).

        "Business Day" has the meaning ascribed to it in the Contribution Agreement.

        "Capital Account" has the meaning ascribed to it in Section 4.3.

        "Certificate of Formation" has the meaning ascribed to it in the Introduction.

        "Chairman" has the meaning ascribed to it in Section 2.1(f).

        "Change of Control" means any one or more of the following:

        (a)   any person (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act) acquiring or otherwise obtaining, directly or indirectly, beneficial ownership of 50% or more of the equity ownership interests of Paramount (with or without the approval of the board of directors or other management organization of Paramount);

        (b)   a merger, consolidation or reorganization of, with or into Paramount (with or without the approval of the board of directors or other management organization of Paramount);

        (c)   a sale of all or substantially all of the assets of Paramount on a consolidated basis; or

        (d)   an approval by the shareholders of Paramount of a plan of liquidation of Paramount.

        "Closing" has the meaning ascribed to it in the Contribution Agreement.

        "Closing Date" has the meaning ascribed to it in the Contribution Agreement.

        "Closing Date Payment" has the meaning ascribed to it in the Contribution Agreement.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provisions of succeeding Law.

        "Collective Amount" has the meaning ascribed to it in Section 4.5(c)(ii).

        "Commercial Launch Capability Date" has the meaning ascribed to it in Section 10.8.

        "Company" has the meaning ascribed to it in the Caption.

        "Company Minimum Gain" has the same meaning as the term "partnership minimum gain" in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

        "Contingencies" has the meaning ascribed to it in Section 8.2(b).

        "Contribution Agreement" has the meaning ascribed to it in the Introduction.

        "Contributed Assets" has the meaning ascribed to it in the Contribution Agreement.

        "Convertible Funding Debt" has the meaning ascribed to it in Section 6.11.

        "Debt" means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (iv) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.

        "Depreciation" shall mean for any taxable period or portion thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such period for federal income tax purposes, except that with respect to any asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be an amount that bears the same relationship to such beginning Gross Asset Value as the depreciation, amortization or cost recovery deduction in such period for federal income tax purposes bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

        "Device Business" has the meaning ascribed to it in the Contribution Agreement.

        "Diabetes Sales Certificate" has the meaning ascribed to it in Section 10.1(b).

        "Diabetes Sales Notice of Dispute" has the meaning ascribed to it in Section 10.1(b).

        "Dissolution Event" has the meaning ascribed to it in Section 8.1.

        "Distributable Cash" means the excess of the Company's positive cash flow on a consolidated basis over the Company's consolidated working capital needs as determined in U.S. dollars in accordance with GAAP. The Company's positive cash flow on a consolidated basis shall mean the excess of consolidated cash receipts (excluding the proceeds of any borrowing by the Company or any subsidiary thereof) over consolidated cash disbursements for any given period. The Company's working capital needs shall be determined by the Board of Managers and shall include, but not be limited to, reasonable reserves for current and future operating expenses, debt service, business expansion and acquisitions, contingencies and emergencies.

        "Drag-Along Notice" has the meaning ascribed to it in Section 10.10(a).

        "EarlyBird Option" has the meaning ascribed to it in the Contribution Agreement.

        "EBITDA Certificate" has the meaning ascribed to it in Section 10.1(d).

        "EBITDA Notice of Dispute" has the meaning ascribed to it in Section 10.1(d).

        "Exchange Act" has the meaning ascribed to it in Section 2.3.

        "Final EBITDA" has the meaning ascribed to it in Section 10.1(d).

        "Fiscal Year" of the Company shall mean 12-month period ending on December 31 or the shorter period ending commencing on the date hereof and ending on December 31, 2007, as applicable.

        "Final Gross Revenue" has the meaning ascribed to it in Section 10.6(b).

        "Formation Agreement" has the meaning ascribed to it in the Contribution Agreement.

        "Funding Debt" means the incurrence of any Debt by or on behalf of Paramount.

        "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time and applied on a consistent basis.

        "Gross Asset Value" shall mean, with respect to any Company asset, such asset's adjusted basis for federal income tax purposes, except as follows:

          (i)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed between the Company and the contributing Member in connection with the contribution or, in the absence of such an agreement, as determined by the Board of Managers;

          (ii)   The Gross Asset Value of the Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board of Managers, as of the following times: (w) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (x) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (y) the issuance of Membership Units as consideration for the provision of services to or for the benefits of the Company; and (z) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (x) and (y) above shall be made only if the Board of Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

          (iii)  The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board of Managers;

          (iv)  The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent the Board of Managers determine that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv); and

          (v)   The Gross Asset Value of Company assets shall be adjusted in accordance with the provisions of Section 10.1(e), 10.7 and 10.8 hereof.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii), (iv) or (v) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

        "Gross Revenue" has the meaning ascribed to it in Section 10.6(c).

        "Gross Revenue Certificate" has the meaning ascribed to it in Section 10.6(b).

        "Gross Revenue Notice of Dispute" has the meaning ascribed to it in Section 10.6(b).

        "Incentive Plan" means the Valeritas Inc. 2006 Incentive Compensation Plan or any other stock or equity-based incentive plan adopted from time to time by the board of directors of Paramount.

        "Indemnified Party" has the meaning ascribed to it in Section 7.2(a).

        "Independent Managers" has the meaning ascribed to it in Section 2.1(c)(i).

        "Independent Public Accountants" has the meaning ascribed to it in Section 10.1(b).

        "Investors Agreement" has the meaning ascribed to it in the Contribution Agreement.

        "Law" has the meaning ascribed to it in the Contribution Agreement.

        "Legal Proceeding" has the meaning ascribed to it in the Contribution Agreement.

        "Liquidation Agent" has the meaning ascribed to it in Section 8.2.

        "LLC Option" has the meaning ascribed to it in the Contribution Agreement.

        "LLCA""has the meaning ascribed to it in the Introduction.

        "Major Marketing Agreement" has the meaning ascribed to it in the Contribution Agreement.

        "Member" means, at any time, any Person who (i) is listed on Schedule I, or who has become an Additional Member or a Substituted Member pursuant to the terms of this Agreement and (ii) has not ceased to be a Member. "Members" means all such Persons.

        "Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" in Section 1.704-2(b)(4) of the Treasury Regulations.

        "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

        "Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

        "Membership Interest" means a Member's interest in the Company, including such Member's (i) ownership interest in the Company, (ii) right to share in any Net Profits, Net Losses and any distributions of the Company, and (iii) right, if any, to participate in the management of the Company or any other decision of the Members pursuant to this Agreement.

        "Membership Unit" means the unit representing a Member's Membership Interest.

        "Membership Unit Warrant" has the meaning ascribed to it in the Contribution Agreement.

        "Net Profits" and "Net Losses" means the net income or net loss of the Company (including capital gains and losses) as determined in accordance with the accounting methods followed by the Company for federal income tax purposes including income exempt from tax and described in Code Section 705(a)(1)(B) and treating as deductions items of expenditure described in, or under Treasury Regulations deemed described in, Code Section 705(a)(2)(B). For purposes of computing Net Profits and Net Losses, gain or loss resulting from the disposition of property, which gain or loss is recognized for federal income tax purposes, shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis. In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss for federal income tax purposes, there shall be taken into account Depreciation. In addition: (i) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii), (iii) or (v) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profit or Net Losses; and (ii) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to sections 4.4(f), (g), (h), (i) and (j) hereof shall not be taken into account for purposes of computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to sections 4.4(f), (g), (h), (i), and (j) hereof shall be determined by applying rules analogous to those set forth in this definition of "Net Profits" and "Net Losses."

        "New Securities" means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase shares of beneficial interest (or other comparable equity interest) of Paramount, excluding grants under any Incentive Plan, or (ii) any Debt issued by Paramount that provides any of the rights described in clause (i).

        "Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

        "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

        "Observer" has the meaning ascribed to it in Section 2.1(c)(iv).

        "Original Agreement" has the meaning ascribed to it in the Introduction.

        "Paramount" has the meaning ascribed to it in the Caption.

        "Paramount Common Stock" shall mean the common stock of Paramount, par value $0.0001 per share.

        "Paramount Equity Interests" has the meaning ascribed to it in Section 10.5.

        "Paramount Warrant" has the meaning ascribed to it in the Contribution Agreement.

        "Percentage Interest" means a Member's aggregate economic percentage interest in the Company as determined by dividing the number of Membership Units owned by such Member by the number of Membership Units then owned by all Members. The Percentage Interests of the Members as of the effective date of this Agreement are set forth on Schedule I.

        "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Entity.

        "Redeemed Units" has the meaning ascribed to it in Section 6.1(a).

        "Redemption" has the meaning ascribed to it in Section 6.1(a).

        "Redemption Date" has the meaning ascribed to it in Section 6.1(a).

        "Redemption Notice" has the meaning ascribed to it in Section 6.1(a).

        "Representative" has the meaning ascribed to it in the Contribution Agreement.

        "Revenue Payment" has the meaning ascribed to it in Section 10.6(a).

        "Revenue Period" has the meaning ascribed to it in Section 10.6(a).

        "Sale Documents" has the meaning ascribed to it in Section 10.10(a).

        "Sale Event" has the meaning ascribed to it in Section 10.10(b).

        "Securities Act" has the meaning ascribed to it in Section 2.3.

        "Share Exchange Agreement" means the Share Exchange Agreement, dated as of [    ], 2006, by and among Paramount and the investors listed on the Schedule of Buyers attached thereto.

        "Substitute Member" shall mean an assignee of a Membership Interest who has been admitted to all of the rights of membership pursuant to Section 6.5 hereof.

        "Tax Amount" has the meaning ascribed to it in Section 4.5(c)(i).

        "Tax Distribution Member" has the meaning ascribed to it in Section 4.5(c)(i).

        "Tax Matters Partner" has the meaning ascribed to it in Section 5.7.

        "Tax Year" means the 12-month period ending on December 31.

        "Transaction Agreements" has the meaning ascribed to it in the Contribution Agreement.

        "Transfer" means, whether directly or indirectly by merger, operation of law or otherwise, any sale, assignment, conveyance, transfer, donation or any other means to dispose of, or pledge, hypothecate or otherwise encumber in any manner whatsoever, or permit or suffer any Lien of any interest in the Company (whether profits, management, Membership Units, Percentage Interest or otherwise). Transfer shall not include any Redemption of Membership Interests pursuant to Section 6.1 hereof.

        "Treasury Regulations" means the regulations promulgated by the U.S. Department of the Treasury under the Code.

        Section 11.3    Descriptive Headings; Certain Interpretations.    The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i)"or" is not exclusive and "include", "includes" and "including" are not limiting; (ii)"hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) "date hereof" refers to the date of this Agreement; (iv) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an "Article", "Section", "Clause", "Exhibit" or "Schedule" refer to an Article of, a Section or Clause of, or an Exhibit or Schedule to, this Agreement; (ix) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (x) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement.

        Section 11.4    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

        Section 11.5    Specific Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law, in equity or otherwise.

        Section 11.6    Entire Agreement.    The Transaction Agreements contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, with respect to the transactions contemplated thereby.

        Section 11.7    No Third-Party Beneficiaries.    This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights or remedies.

        Section 11.8    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

        Section 11.9    Governing Law; Jurisdiction; Venue; Service Of Process; Waiver of Jury Trial.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Chancery Court of the State of Delaware and (b) the Federal Courts of the United States located in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement, any of the other Transaction Agreements or any transaction contemplated hereby and thereby. Each Member agrees to commence any action, suit or proceeding relating hereto in the Chancery court of the State of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Federal Courts of the United States located in the State of Delaware. Each Member further agrees that service of any process, summons, notice or document in any of the manners set forth in Section 11.1 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.9. Each Member irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the other Transaction Agreements and the transactions contemplated hereby or thereby in (i) the Chancery Court of the State of Delaware or (ii) the Federal Courts of the United States located in the State of Delaware, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper, or that this Agreement or any other Transaction Agreement may not be enforced in or by any of the above-named courts. Each Member irrevocably and unconditionally waives any right to trial by jury with respect to any Legal Proceeding relating to or arising out of this Agreement or any other Transaction Agreement or any of the transactions contemplated hereby or thereby.

        Section 11.10    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Member. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 11.11    Amendments; Waiver.    Amendments to this Agreement may be made from time to time, provided, however, that (a) no amendment, modification or waiver of this Agreement or any provision hereof shall be valid or effective unless in writing and signed by each and every Member, and (b) no amendment, modification or waiver of Section 9.4 shall be valid or effective unless approved by a majority of the holders of Paramount Common Stock, voting separately as a class. No consent to, or waiver, discharge or release (each, a "Waiver") of, any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such Waiver, and no specific Waiver shall constitute a Waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a Waiver by such party of any of its rights under this Agreement or otherwise.

        Section 11.12    Further Assurances.    The Company and each Member shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be necessary or appropriate with respect to the formation, valid existence, and termination (when appropriate) of the Company and to otherwise carry out the purposes and intent of this Agreement.

        Section 11.13    Relationship.    This Agreement does not constitute any Member, Manager, or any employee or agent of the Company as the agent or legal manager of any Member for any purpose whatsoever and no Member, Manager, or any employee or agent of the Company is granted hereby any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of any Member or to bind any Member in any manner or thing whatsoever.

        Section 11.14    Equitable Remedies.    Each party acknowledges that no adequate remedy of law would be available for a breach of this Agreement, and that a breach of any of such Sections or Articles of this Agreement by one party would irreparably injure the other and accordingly agrees that in the event of a breach of any of such Sections or Articles of this Agreement, the respective rights and obligations of the parties hereunder shall be enforceable by specific performance, injunction or other equitable remedy (without bond or security being required), and each party waives the defense in any action and/or proceeding brought to enforce this Agreement that there exists an adequate remedy or that the other party is not irreparably injured. Nothing in this Section 11.14 is intended to exclude the possibility of equitable remedies with respect to breaches of other Sections or Articles of this Agreement.

        Section 11.15    Fees and Expenses.    Except as specifically set forth herein or in the Contribution Agreement, each party shall be responsible for any legal and other fees and expenses incurred by such party in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first herein above written.

VALERITAS, INC.
By:
Name:
Title:

BIOVALVE TECHNOLOGIES, INC.
By:
Name:
Title:
BTI TECH, INC.
By:
Name:
Title:
VALERITAS LLC
By:
Name:
Title:

SCHEDULE I

MEMBERS; MEMBERSHIP UNITS; CAPITAL ACCOUNTS

Member	Membership Units	Capital Account		Percentage Interest
Valeritas, Inc.	[ ]	$	[ ]	[ ]	%
BTI Tech, Inc.	[ ]	$	[ ]	[ ]	%
BioValve Technologies, Inc.	[ ]	$	[ ]	[ ]	%
Total:	[ ]	$	[ ]	100%

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ARTICLE 4 FINANCE AND CAPITAL
ARTICLE 5 ACCOUNTING, TAX AND REPORTING MATTERS
ARTICLE 6 REDEMPTION OF MEMBERSHIP UNITS; TRANSFERS; ADDITIONAL MEMBERS; NONCOMPETITION; RESTRICTIONS ON PARAMOUNT
ARTICLE 7 LIMITED LIABILITY; INDEMNIFICATION
ARTICLE 8 DISSOLUTION; LIQUIDATION
ARTICLE 9 MEMBERSHIP UNITS; CERTIFICATES
ARTICLE 10 ADJUSTMENTS TO MEMBERSHIP INTERESTS; SUBSEQUENT PAYMENTS
ARTICLE 11 GENERAL PROVISIONS
SCHEDULE I MEMBERS; MEMBERSHIP UNITS; CAPITAL ACCOUNTS